                                                                    EXHIBIT 23.0





To the Board of Directors and Shareholders of GA Financial, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 333-66107 and 333-37837) on Form S-8 of GA Financial, Inc. of our report dated January 30, 2003 with respect to the consolidated statements of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of GA Financial, Inc.


/s/ KPMG LLP


Pittsburgh, Pennsylvania
March 31, 2003